Exhibit 10.2
BIODEL INC.
2005 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN
STOCK OPTION AGREEMENT
     STOCK OPTION AGREEMENT dated as of ___, 200___ (“Agreement”) between BIODEL INC. (the “Company”) and ___ (the “Optionee”). Capitalized terms used but not defined herein shall have the meanings respectively assigned to those terms in the 2005 Non-Employee Directors Stock Option Plan of the Company (as amended and restated to date, the “Plan”).
RECITALS
     WHEREAS, the Optionee is a director of the Company and not an employee of the Company; and
     WHEREAS, there has automatically been granted under the Plan to the Optionee an option under the Plan to purchase shares of Common Stock, all upon the terms and subject to the conditions set forth in the Plan and this Agreement.
     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants set forth in the Plan and in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Optionee hereby agree as follows:
     1. Grant of Option; Certain Terms and Conditions. The Company hereby grants to the Optionee as of the date of grant indicated below, an option (this “Option”) to purchase all or any portion of the number of shares of Common Stock indicated below (the “Option Shares”) at the exercise price per share indicated below. Unless earlier terminated as provided herein or in the Plan, this Option shall expire at 5:00 o’clock p.m., New York time, on expiration date indicated below and shall be subject to all of the terms and conditions set forth in the Plan and this Agreement.
Grantee:
Date of Grant:
Number of Shares Purchasable:
Exercise Price per Share:
Expiration Date:

Vesting: The total number of shares subject to this Agreement shall vest and therefore become exercisable in twelve (12) equal periodic installments on the last day of each month beginning on the date of grant.
     2. Consideration. The purchase price of the Option Shares to be acquired pursuant to this Option shall be paid, to the extent permitted by applicable law, either (a) in cash at the time this Option is exercised or (b) at the discretion of the Board (i) by delivery to the Company of other Common Stock at the time this Option is exercised, (ii) by a “net exercise” of this Option (as further described below), (iii) pursuant to any program developed by the Company, under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds (a “Regulation T Program”), or (v) in any other form of legal consideration that may be acceptable to the Board. The purchase price of Common Stock acquired pursuant to this Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). In the case of a “net exercise” of this Option, the Company will not require a payment of the exercise price of this Option from the Optionee but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value that does not exceed the aggregate exercise price. With respect to any remaining balance of the aggregate exercise price, the Company shall accept a cash payment from the Optionee. Shares of Common Stock will no longer be outstanding under this Option (and will therefore not thereafter be exercisable) following the exercise of this Option to the extent of (i) shares used to pay the exercise price of this Option under the “net exercise”, (ii) shares actually delivered to the Optionee as a result of such exercise and (iii) shares withheld for purposes of tax withholding.
     3. Termination of Option.
          (a) Termination of Continuous Service. In the event that the Optionee’s Continuous Service terminates for any reason, the Optionee may exercise this Option (to the extent that the Optionee was entitled to exercise this Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date thirty-six (36) months following the termination of the Optionee’s Continuous Service or (ii) the expiration of the term of this Option as set forth in Section 1 of this Agreement. If, after such termination of Continuous Service, the Optionee does not exercise this Option within the time specified herein, this Option shall terminate.
          (b) Extension of Termination Date. If the exercise of this Option following the termination of the Optionee’s Continuous Service would be prohibited at any time solely because the issuance of Option Shares would violate the registration requirements under the Securities Act, then this Option shall terminate on the earlier of (i) the expiration of the term of this Option set forth in Section 1 of this Agreement or (ii) the expiration of a period of thirty-six (36) months after the termination of the Optionee’s Continuous Service during which the exercise of this Option would not be in violation of such registration requirements.

          (c) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then this Option shall terminate immediately prior to the completion of such dissolution or liquidation.
     5. Capitalization Adjustments. In the event of a Capitalization Adjustment, this Option will be appropriately adjusted in the class(es) and number of securities and purchase price per Option Share in accordance with the terms of the Plan. The foregoing adjustment and the manner of application of the foregoing provisions shall be determined by the Board in its sole discretion and to the extent permitted by Section 409A of the Code and the Treasury Regulations thereunder, and its determination shall be final, binding and conclusive.
     6. Payment of Withholding Taxes.
          (a) At the time the Optionee exercises this Option, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll and any other amounts payable to the Optionee, and otherwise agrees to make adequate provision for (including by means of exercise under a Regulation T Program), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of this Option.
          (b) Upon the Optionee’s request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested Option Shares otherwise issuable to the Optionee upon the exercise of this Option a number of Option Shares having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting). Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested Option Shares determined as of the date of exercise of this Option that are otherwise issuable to the Optionee upon such exercise. Any adverse consequences to the Optionee arising in connection with such share withholding procedure shall be the Optionee’s sole responsibility.
          (c) The Optionee may not exercise this Option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, the Optionee may not be able to exercise this Option when desired even though this Option is vested, and the Company shall have no obligation to issue a certificate for such Option Shares until such tax withholding obligations are satisfied.
     7. Securities Law Compliance; Restrictive Legends. The Company may require, as a condition of exercising or acquiring Option Shares under this Option, (i) to give written assurances satisfactory to the Company as to the Optionee’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that the Optionee is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising this Option, and (ii) to give written assurances satisfactory to the Company stating that the Optionee is acquiring Option Shares for the Optionee’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (iii) the issuance of the Option Shares has been registered under a then currently effective registration statement under the Securities Act or (iv) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Option Shares.
     8. No Employment of Other Service Rights. Nothing in the Plan or in this Agreement shall confer upon the Optionee any right to continue to serve the Company as a Director or shall affect the right of the Company to terminate the service of a Director pursuant to the Bylaws of the Company or any applicable provisions of the corporate law of the state in which the Company is incorporated.
     9. Plan Governs. The Company and the Optionee agree that they will both be subject to and bound by all of the terms and conditions of the Plan, a copy of which has been furnished to the Optionee, as the same may be amended, modified, or supplemented at any time and from time to time. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.
     10. No Rights as a Stockholder. The Optionee shall not be considered to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to this Option unless and until the Optionee has satisfied all requirements for exercise of this Option pursuant to its terms.
     11. Nontransferability. This option is transferable by will or by the laws of descent and distribution. This option also may be transferable upon written consent of the Company if, at the time of transfer, a Form S-8 registration statement under the Securities Act is available for the exercise of the Option and the subsequent resale of the Option Shares. In addition, the Optionee may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise this Option.
     12. Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally or five days after mailing by certified or registered mail, postage prepaid, return receipt requested, to the Company at 100 Saw Mill Road, Danbury, Connecticut 06810, Attention: Corporate Secretary, or to the Optionee at the residence address of Grantee set forth in the records of the Company, or at such other addresses as either the Company or the Optionee may designate by written notice in the manner aforesaid.

     13. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of law (other than Section 5-1401 of the New York General Obligations Law).
     14. Severability. The invalidity, illegality or unenforceability of any provision herein shall not affect the validity, legality or enforceability of any other provision.
[Signature page follows]

     IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement as of the date first above written.

BIODEL INC.

By:

Print Name: Solomon S. Steiner, Ph.D.
Print Title: CEO and Chairman

, the Optionee